UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

    Information Statement Pursuant to Section 14(c) of the

    Securities Exchange Act of 1934

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NexCore Healthcare Capital Corp
(Name of Registrant as Specified in Its Charter)

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NexCore Healthcare Capital Corp

1621 18th Street, Suite 250

Denver, Colorado 80202

(303) 244-0700

April 18, 2012

Notice of Proposed Action pursuant to Written Consent

of the Holders of the Majority of the Voting Power

To Our Stockholders:

Notice is hereby given that, pursuant to action taken by the written consent of the majority stockholders of the Company, the Company intends to take certain action as more particularly described in this Information Statement.

Only stockholders of record at the close of business on March 30, 2012 will be given notice of the proposed action by written consent. The Company is not soliciting proxies.

Very truly yours,

By:	/s/ Gregory C. Venn
Gregory C. Venn President and Chief Executive Officer

NexCore Healthcare Capital Corp

1621 18th Street, Suite 250

Denver, Colorado 80202

INFORMATION STATEMENT

ACTION BY THE CONSENT OF STOCKHOLDERS WITHOUT A MEETING

This information statement is furnished to all stockholders in connection with the following action to be taken without a meeting pursuant to the written consent of the holders of a majority of the voting power of the Company:

The election of five (5) members of the Board of Directors, each to serve until the 2013 Annual Meeting of Stockholders or until a successor is elected.

Only stockholders of record at the close of business on March 30, 2012 (the “Record Date”) are entitled to notice of the action to be taken. There will be no vote on the matters by the stockholders of the Company because the proposed action will be accomplished by the written consent of the holders of the majority voting power of the Company. No other votes are required or necessary.

References in this Information Statement to “the Company,” “we,” “us” or “our” refer to NexCore Healthcare Capital Corp and its subsidiaries.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, the action will not be effective until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the action contemplated herein will be effective on or about the close of business on May 9, 2012.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Delaware law does not provide for dissenter’s rights of appraisal in connection with the corporate action to be taken.

ELECTION OF DIRECTORS

Our Board currently consists of five directors, each of whom serves until his successor is elected and has qualified. The following nominees, all of whom are current directors, will be elected pursuant to the written consent of holders of the majority of our Common Stock. The nominees will serve until the Annual Meeting of Stockholders to be held in 2013, or until their successors are elected and qualified or until their earlier resignation or removal. Each nominee has consented to serve, and the Board has no reason to believe that any nominee will be unable to serve a full term. Information with respect to each nominee, as of February 1, 2012, is set forth below:

Name	Age	Position Held
Gregory C. Venn	51	Chief Executive Officer and Director
Peter K. Kloepfer	53	Chief Investment Officer and Director
Richard A. Bloom	44	Director
Brian L. Klemsz	52	Director
Loren E. Snyder	62	Director

Biographical Information

Gregory C. Venn has been our Chief Executive Officer and a director since the Acquisition (as described below) on September 29, 2010. Prior to the Acquisition, he served as Chief Executive Officer of NexCore Group LP from its inception in May 2004 until the Acquisition. He was Senior Vice President of The Neenan Company from August 1990 to May 2004. He has developed and/or managed projects ranging in size from 30,000 to 300,000 square feet and from $10 million to $100 million. His background includes architecture and planning, finance, real estate brokerage, business administration, and construction management. Mr. Venn holds a Bachelor of Environmental Design degree from the College of Architecture & Planning at the University of Colorado Boulder, and commenced MBA studies with a Real Estate Finance & Construction Management emphasis at the University of Denver.

Peter K. Kloepfer has served as our Chief Investment Officer and a director since the Acquisition. Mr. Kloepfer served as Senior Managing Director of NexCore Group LP for six years prior to the Acquisition. Prior to that time, he was a founding partner of the law firm of Kloepfer and Gorrell from August 2003 to January 2005, where among other things he served as outside counsel to NexCore Group LP. Mr. Kloepfer received his Juris Doctorate from the University of Colorado and a Master of Law, specializing in taxation from the University of Denver. He holds a Certified Public Accountant license and his ongoing industry involvement includes the American Bar Association, American Society of CPAs, Colorado Bar Association and Colorado Society of CPAs. He also serves as a director of the Ecological Building Network, a non-profit organization.

Richard A. Bloom has served as a director of the Company since December 31, 2010. Additionally, he served as Executive Chairman of Arcata LLC, (formerly Myprint LLC), a marketing execution services company, from 2009 through October 2011. He served as President and Chief Operating Officer of Renaissance Acquisition Corporation from the date of its initial public offering in 2007 until 2009. Mr. Bloom served as the Chief Executive Officer of Caswell Massey, a personal care consumer product company, from 2006 to 2007, and as a director and Vice Chairman of Caswell Massey from 2003 to 2007. From 1999 to

2006, Mr. Bloom served in various positions at Marietta Corporation, a maker and marketer of personal care and household products, most recently as its Chief Executive Officer and President. Mr. Bloom also served as a director of Marietta Holding Corporation, the successor entity to Marietta Corporation, from 2004 to 2007, and as a director and President of BFMA Holding Corporation, which owned and operated Marietta Corporation, from 1996 to 2004. Mr. Bloom also served as a director of AmeriQual Group, LLC, the largest producer and supplier of meals ready-to-eat to the United States military, from 2005 to 2007.

Brian L. Klemsz has served as a director of the Company since December 31, 2010. Additionally, he has served as the Chief Investment Officer of BOCO Investments, LLC since 2007. Prior to that time, he served as President and Chief Investment Officer of GDBA Investments LLLP for seven years. He currently serves as President, Treasurer and the sole director of WestMountain Distressed Debt, Inc., WestMountain Alternative Energy, Inc. and WestMountain Asset Management, Inc.

Loren E. Snyder has served as a director of the Company since December 31, 2010. Additionally, he has served as an “advisory director” to NexCore Group LP from the time of its formation until the Acquisition. Mr. Snyder also serves as President, Treasurer and as a director of Snyder Realty Group, Inc., which he founded in 1989. Mr. Snyder co-founded Integrated Property Management, Inc. and has served as its Executive Vice President of Operations since 1990. Mr. Snyder also serves as Secretary and as a director of Integrated Property Management, Inc. Mr. Snyder assisted in organizing Grand Mountain Bank in Grand County, Colorado in 2004 and served as a director from 2004 to 2009.

Corporate Governance Guidelines

Our Board believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Company is quoted on the OTC Bulletin Board, which does not currently have any corporate governance rules similar to those adopted by the Nasdaq Stock Market, Inc. (“Nasdaq”), the American Stock Exchange, Inc. (“Amex”) and other national securities exchanges. Since our inception, our Board has reviewed the Company’s governance practices in light of the Nasdaq and Amex standards, and will continually monitor the Company’s practices in light of such standards.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Nominations of Directors

There have been no material changes to the procedures by which security holders may recommend nominees to our Board.

The Board and its Committees

The Board has an Audit Committee, Compensation Committee, Governance Committee and Capital Committee. The composition of each committee during 2011 was as follows:

	Audit	Compensation	Governance	Capital
Chair	Klemsz	Snyder	Klemsz	Bloom
Members	Bloom	Bloom	Bloom	Klemsz
		Klemsz	Snyder
2011 Meetings	4	2	1	4

The Board held five meetings during 2011 and each committee held the number of meetings set forth in the foregoing table. During 2011, all directors attended all meetings of the Board and each committee on which he served.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics, or the Code, which applies to all of the Company’s directors, officers and employees, including its executive officers. The Code is posted in the Company’s internal policies and procedures manual and is available upon request to stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for services rendered to us in all capacities for the fiscal years ended December 31, 2011, 2010 and 2009, of (i) our principal executive officer, (ii) the executives who each served as our principal financial officer during fiscal 2011, and (iii) the two other most highly compensated executive officers, each of whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2011. The officers described in (i) — (iii) are collectively referred to as our “named executive officers.”

Name and Principal Position	Fiscal Year Ended 12/31	Salary Paid or Accrued	Bonus Paid or Accrued	Option Awards	All Other Compen- sation	Total
Gregory C. Venn	2011	$425,000	$384,062	$—	$—	$809,062
President and Chief Executive Officer	2010	323,333	55,000	—	—	378,333

Peter K. Kloepfer	2011	350,000	338,156	—	—	688,156
Chief Investment Officer	2010	273,333	55,000	—	—	328,333

Robert D. Gross	2011	225,000	203,437	—	—	428,437
Chief Operating Officer	2010	190,000	55,000	—	—	245,000

Robert E. Lawless(1)	2011	94,712	40,000	127,992	18,400	281,104
Chief Financial Officer

James W. Creamer(2)	2011	43,750	—	—	76,947	120,697
Former Chief	2010	150,000	—	—	—	150,000
Financial Officer	2009	147,500	—	354,363	—	501,863

(1)

Mr. Lawless has served as our Chief Financial Officer since August 15, 2011. Under his employment agreement, he was granted an option to purchase up to 500,000 shares of Common Stock. Mr. Lawless was reimbursed for approximately $18,400 related to moving expenses pursuant to his employment agreement.

(2)

Mr. Creamer served as our Chief Financial Officer from the Acquisition until April 15, 2011. Upon his resignation on April 15, 2011, he received a severance payment of $75,000 pursuant to his employment agreement with the Company and payment for accumulated vacation of $1,947. Prior to the Acquisition, Mr. Creamer was our President and Chief Executive Officer. On August 4, 2009, Mr. Creamer was granted an option to purchase up to 1,305,131 shares of Common Stock at $0.49 per share, which adjusted for our reverse split, is now an option to purchase up to 652,566 shares of Common Stock at $0.98 per share. The option fully vested upon the change of control of the Company on September 29, 2010 and has a term of seven years expiring on August 4, 2016.

Employment Agreement

On August 15, 2011, we entered into an employment agreement (the “Employment Agreement”) with Robert E. Lawless. The Employment Agreement provides for Mr. Lawless to serve as our Chief Financial Officer for a two-year term, commencing August 15, 2011, unless his employment is earlier terminated as provided in the Employment Agreement. The Employment Agreement may be extended for successive one-year periods by an amendment executed by the parties.

The Employment Agreement provides for an annual salary of $250,000 and a target bonus of up to 0.75 times his base salary, prorated for partial years. Mr. Lawless was granted an option to purchase up to 500,000 shares of Common Stock upon his first day of employment. The exercise price for the option was the fair market value of the Common Stock on the grant date. One-third of the shares of Common Stock subject to the option will vest on each of the first three anniversaries of the grant date.

Pursuant to the Employment Agreement, Mr. Lawless was reimbursed for reasonable moving and relocation expenses related to his relocation to the Denver, Colorado area. If Mr. Lawless’ employment is terminated by us other than as a “Termination for Cause” or by him as a “Voluntary Termination for Good Reason,” each as defined in the Employment Agreement, he will be entitled to severance generally equal to one year’s salary, subject to Mr. Lawless entering into a prescribed waiver of claims with the Company.

Under the Employment Agreement, Mr. Lawless is subject to certain restrictive covenants, including a non-competition provision for up to one year that becomes applicable following certain terminations, and non-solicitation, non-interference and confidentiality provisions.

Director Compensation

The Board has adopted a compensation policy for our non-employee directors. Directors who are employees do not receive any additional compensation for their Board service. Under the policy, each non-employee director will receive an annual retainer of $20,000 and a fee of $1,500 for each meeting of the full Board they attend. Additionally, each non-employee director will receive a fee of $1,000 for each committee meeting and annual retainers as follows in the table below:

	Audit Committee	Compensation Committee	Governance Committee	Capital Committee
Chair	$9,000	$8,000	$6,000	$15,000
Member	6,000	5,000	3,000	6,000

Each non-employee director was also granted an option to purchase up to 225,000 shares of our Common Stock at an exercise price of $0.15 per share at the time they were initially elected to the Board, which was December 31, 2010. The shares subject to these options vest 33% on each of the first three anniversaries of the date of grant.

We will reimburse our directors for their reasonable out-of-pocket costs in connection with their Board service. Upon completion of our reincorporation into Delaware during 2011, we entered into indemnification agreements with each of our directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of February 1, 2012, ownership information with respect to our Common Stock for those persons known to us to be the beneficial owner of 5% or more of our outstanding Common Stock, each of our named executive officers, directors and director nominees, individually, and all of our executive officers and directors, as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Common Stock (1)
Directors and Executive Officers
Gregory C. Venn	19,150,669	(2)	38.7%
Peter Kloepfer	19,150,669	(2)	38.7%
Robert D. Gross	—	(3)	—%
Robert E. Lawless	—	(4)	—%
James W. Creamer III	665,066	(5)	1.3%
Brian Klemsz	2,392,625	(6)	4.8%
Richard Bloom	—		—%
Loren Snyder	—	(7)	—%
All directors, designees and executive officers as a group (7 persons)	49,326,534		98.4%
Five Percent Stockholders
G. Brent Backman	11,815,397	(8)	23.9%
BOCO Investments, LLC 103 West Mountain Ave. Fort Collins, Colorado, 80524	15,137,385		30.6%
GDBA Investments LLLP 1440 Blake Street, Suite 310 Denver, Colorado 80202	11,935,789		24.1%

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address of each of the stockholders is c/o NexCore Healthcare Capital Corp, 1621 18th Street, Suite 250, Denver, Colorado, 80202.

(1)

“Number of shares beneficially owned” includes shares of Common Stock that may be acquired by (i) exercising stock options within 60 days of February 1, 2012. As of February 1, 2012, 49,455,841 shares of Common Stock were outstanding.

(2)

Messrs. Venn and Kloepfer have the right to vote these shares pursuant to the terms of a Voting Trust, of which they are trustees. Messrs. Venn and Kloepfer disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(3)	Mr. Gross has a pecuniary interest in 3,237,734 shares, all of which have been deposited into the Voting Trust of which Messrs. Venn and Kloepfer are trustees.

(4)	Mr. Lawless was granted 500,000 options to purchase shares of Common Stock, none of which were exercisable within 60 days of February 1, 2012.
(5)	Includes options to purchase 652,566 shares that were exercisable within 60 days of February 1, 2012.
(6)	Includes 225,000 shares owned by Mr. Klemsz’ spouse and minor child, and 1,645,000 shares held by WestMountain Asset Management, of which Mr. Klemsz is chief executive officer.
(7)	Mr. Snyder has a pecuniary interest in 364,794 shares, all of which have been deposited into the Voting Trust of which Messrs. Venn and Kloepfer are trustees.
(8)

Consists of 11,770,397 shares owned by GDBA Investments LLLP, which is controlled by Mr. Backman, and 45,000 shares that are owned by Mr. Backman’s adult children. Mr. Backman disclaims beneficial ownership of the shares owned by his adult children.

Equity Compensation Plan Information

The following table sets forth information regarding our Amended and Restated 2008 Equity Compensation Plan as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity compensation Plans (Excluding Securities reflected in Column (a)
Equity compensation plan approved by security stockholders	3,177,079	$0.49	1,872,921

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

On September 29, 2010, we completed a business combination with NexCore Group LP by acquiring 90% of the partnership interests in NexCore Group LP, which we refer to as the Acquisition. NexCore Group LP was originally created in 2004 to provide solutions to hospitals and healthcare systems through a national platform focused on strategic and operational consulting, development, acquisitions, financing, leasing, and asset and property management services. In connection with the Acquisition, our former operations were discontinued and we continued NexCore Group LP’s existing business activities. In April 2011, we changed our state of incorporation from Colorado to Delaware and changed our name from CapTerra Financial Group, Inc. to NexCore Healthcare Capital Corp.

Except as set forth below, there were no transactions during 2011 or 2010, or any currently proposed transaction that, to our knowledge, any director, executive officer, nominee, future director, five percent stockholder, or any member of the immediate family of the foregoing persons, have or will have a direct or indirect material interest in which the amount involved exceeds $120,000. In addition, none of the foregoing persons have been indebted to us during such periods in an amount exceeding $120,000.

Revenue, Direct Costs of Revenue and Accounts Receivable

The main sources of income of the Company are fees and commissions related to client consulting and advisory services, property development, management and leasing. Revenue associated with transactions with properties where certain officers of the Company have, or the Company itself has, an ownership interest in, or can significantly influence decision-making on behalf of the property, is related party revenue.

	For the Year Ended December 31,
	2011	2010
Revenue
Unrelated party	$2,237,073	$1,660,546
Related party	8,342,278	4,846,625

Total revenue	$10,579,351	$6,507,171

	For the Year Ended December 31,
	2011	2010
Direct costs of revenue
Unrelated party	$310,696	$193,397
Related party	443,715	627,419

Total direct costs of revenue	$754,411	$820,816

	December 31, 2011	December 31, 2010
Accounts Receivable
Unrelated party	$205,786	$284,883
Related party	3,355,171	301,662

Total accounts receivable	$3,560,957	$586,545

GDBA Investments LLLP

GDBA, a private investment company, provided financing to our predecessor company, CapTerra. Upon completion of the Acquisition on September 29, 2010, one senior subordinated note with GDBA was outstanding. On September 30, 2010, one of our wholly-owned subsidiaries signed a promissory note with Safe Harbor I, LLC, an entity controlled by GDBA and BOCO, in the amount of $25,000, which was used entirely as a principal reduction payment for the note held by Citizens Bank described in Note 6 to our Consolidated Financial Statements. On December 12, 2010, the note was amended and assigned to GDBA. Additionally, on December 1, 2010, we signed promissory notes totaling $425,000 between GDBA and our consolidated affiliates that were used to repay outstanding debt to vendors. All the notes carried a 0.46% annual interest rate. The outstanding balances of these notes are detailed in the table below. As of December 31, 2010 total interest accrued for all notes due GDBA was $593. These notes were repaid in full during the year ended December 31, 2011.

BOCO Investments, LLC

BOCO, a private investment company, provided financing to our predecessor company, CapTerra, and continues to provide various financial services to us. Upon completion of the Acquisition on September 29, 2010, one senior subordinated note with BOCO was outstanding with an annual interest rate of 0.46%.

Additionally, NexCore Group LP has a revolving line of credit with BOCO. The line of credit in the amount of up to $2,000,000 bears an annual interest rate of 8% and is secured by substantially all of our assets. During June 2011, the line of credit was extended until July 29, 2012. There was no outstanding balance on this line of credit as of December 31, 2011 or 2010, respectively. As of December 31, 2010, total interest accrued for all notes due BOCO was $3,155. These notes were repaid in full during the year ended December 31, 2011.

	00000000000	00000000000	00000000000
	GDBA	BOCO	Total
Related party debt as of December 31, 2010:
Subordinated notes	$505,854	$2,580,041	$3,085,895
Promissory notes	247,018	—	247,018
Line of credit	—	—	—
Accrued interest	593	3,155	3,748

Total related party debt	$753,465	$2,583,196	$3,336,661

Related party debt as of December 31, 2011	$—	$—	$—

Transfer of Assets

On March 25, 2011, we transferred our interests in nine subsidiaries holding real estate assets to CDA, a subsidiary of BOCO, in exchange for CDA assuming our related party debt with BOCO and GDBA, and the credit facility with First Citizens Bank. The related party debt that was assumed by CDA was no longer an obligation of ours as of March 25, 2011.

Guaranties

We executed project completion guaranties with US Bank and Wells Fargo in connection with construction loans for development projects that commenced in September 2010, June 2011 and November 2011. The guaranty agreements unconditionally guarantee US Bank and Wells Fargo that the projects will be completed, all costs will be paid, and that each property will be free and clear of all liens prior to the release of each specific guaranty. As of December 31, 2011, we believe any amounts associated with these guaranties will be de minimus and therefore have not recorded a corresponding liability. Additionally, affiliates of Messrs. Klemsz and Snyder executed limited payment guaranties with US Bank and Wells Fargo related to those construction loans and the completion guaranties, for which they will receive fees upon completion of the projects. Messrs. Venn, Kloepfer and Gross (our Chief Executive Officer, Chief Investment Officer and Chief Operating Officer, respectively) have agreed, subject to certain limitations, to indemnify the related party if the related party is required to make payment under these limited payment guaranties.

WestMountain Asset Management

We have a contract with WestMountain Asset Management under which WestMountain provides marketing consulting services to us for approximately $6,000 per month.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our independent auditor, Ehrhardt Keefe Steiner & Hottman, P.C., Certified Public Accountants, billed an aggregate of $93,650 for the year ended December 31, 2011 and $107,936 for the year ended December 31, 2010 for professional services rendered for the audits of our Consolidated Financial Statements and review of the Consolidated Financial Statements included in our quarterly reports. No tax or other service fees were incurred with Ehrhardt Keefe Steiner & Hottman, P.C. during the years ended December 31, 2011 and 2010.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s executive officers, directors and holders of more than 10% of our outstanding shares of Common Stock to file reports of ownership and reports of changes in ownership of Common Stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. The Company believes that during its most recent fiscal year ended December 31, 2011, its executive officers, directors and greater than 10% stockholders complied with the filing requirements under Section 16(a) except that Mr. Lawless filed late a Form 3 and Form 4 that related to his commencement of employment.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR

THE 2013 ANNUAL MEETING

Proxy statement proposals

Under SEC rules, proposals that stockholders seek to have included in the proxy statement for our next annual meeting of stockholders must be received by our Secretary no later than December 20, 2012.

Other proposals and nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to us by the later of the ninetieth day prior to next year’s annual meeting and the tenth day following the day on which public announcement of the date of next year’s annual meeting is first made. The notice must contain the information required by the Bylaws.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Copies of our Bylaws may be obtained from the Secretary.

OTHER INFORMATION

Important notice regarding delivery of security holder documents

SEC rules and Delaware law permit us to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. We household all annual reports, proxy statements and notices of internet availability mailed to stockholders.

If you choose not to household, you should send a written request (including your name and address) to our Secretary at the address listed above. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report, proxy statement or notice of internet availability for members of your household, you may contact our Secretary. Stockholders residing at the same address who are receiving multiple copies of our annual report, proxy statement or notice of internet availability may request householding in the future by contacting the Secretary at the address or phone number set forth above.

Annual Report

We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC on March 30, 2012. A copy of the Annual Report is enclosed with this Information Statement.

Additional information concerning the Company is available on our website at www.nexcoregroup.com.

Copies of our Annual Report (including Exhibits) are also available free of charge in print to investors who request them in writing from the Company’s Secretary (at the address on the cover page). Filings which the Company makes with the SEC also contain additional information and may be obtained on the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

NexCore Healthcare Capital Corp

April 18, 2012	By:	/s/ Peter K. Kloepfer
Corporate Secretary